Exhibit 10.02

SHUTTERFLY EXECUTIVE STOCK OWNERSHIP GUIDELINES

(Effective April 18, 2012)

The Board of Directors of Shutterfly, Inc. (the “Company”) believes that its Directors and the Chief Executive Officer should have a meaningful ownership stake in the Company that will align their interests with those of our stockholders and will promote a long-term perspective in managing our Company. Therefore, the Board of Directors has adopted the following Executive Stock Ownership Guidelines (the “Guidelines”), effective April 18, 2012.

1.   Participation

The Company’s Executive Stock Ownership Guidelines apply to each of the Company’s Directors and the Chief Executive Officer (each a “Covered Executive”):

2.  Qualifying Shares for Executive Stock Ownership Guidelines

Stock that counts toward satisfaction of these Guidelines includes:

•	shares purchased on the open market;

•	shares held in individual brokerage accounts;

•	shares obtained through stock option exercises (note that unexercised options, whether or not vested, are not counted toward meeting the ownership guidelines);

•	vested restricted stock units;

•	earned and vested performance based restricted stock units; and

•	shares held in trust for the benefit of the Covered Executive or his or her spouse and/or minor children

(“Qualifying Shares”).

Shares of stock that Covered Executives have the right to acquire through the exercise of stock options (whether or not vested) are not included as Qualifying Shares.

3.  Executive Stock Ownership Guidelines

Covered Executives are expected to accumulate shares of company stock toward target ownership levels that are based on a multiple of salary or dollar amount and a retention ratio for owned shares or shares acquired upon exercise or owning restricted stock units.  Ownership status for the Covered Executives will be reported to the Compensation Committee on an annual basis based on holdings at fiscal year-end.
The market value of the Qualifying Shares each Covered Executive is required to own or hold (the Covered Executive’s “Stock Ownership Requirement”) is as follows:

•	Chief Executive Officer: four (4) times the executive’s base salary

•	Member of the Board of Directors. One Hundred Thousand Dollars ($100,000).

In the event that a Covered Executive also serves as a member of the Board of Directors, the Covered Executive will be subject to the stock ownership guidelines applicable to his role as a Company executive and not to stock ownership guidelines applicable to members of the Board of Directors.

The number of shares required to be held by the Chief Executive Officer is equal to the Covered Executive’s base salary at previous year-end times a multiple of four divided by share value.  For members of the Board of Directors, the number of shares required to be held is equal to $100,000 divided by share value.  Share value is equal to the closing share price on the last trading day of the just-completed fiscal year.

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The retention ratio is 25% of "net profit shares."  Each time a Covered Executive exercises an option, vests in restricted stock or has an RSU settled, he or she is expected to retain 25% of the shares remaining after payment of the option price and taxes owed upon exercise, 25% of newly vested shares of restricted stock after the payment of applicable taxes and/or 25% of shares received on settlement of RSUs after the payment of applicable taxes until the Stock Ownership Requirement is met.

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After the Covered Executive’s Stock Ownership Requirement is met, a Covered Executive may sell shares, provided he/she retains the number of shares that satisfied the Stock Ownership Requirement as of prior fiscal year end.  If the Covered Executive is promoted into a position with a higher multiple, or the value of the shares declines as a result of decrease in the market price of the Company’s common stock or a reverse stock split, stock dividend or similar change in the Company’s capital structure, he or she will be required to retain additional shares applying the retention ratio to achieve the Stock Ownership Requirement. In alignment with best practice guidance from organizations such as the National Association of Corporate Directors, Covered Executives are expected to balance the acquisition of meaningful amounts of company stock with partial portfolio diversification.  While a Covered Executive is not discouraged from increasing the absolute level of holdings of Company stock, the Company does not want its stock to comprise a disproportionate percentage of the executive's net worth.

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Prior to any sale of Company stock, Covered Executives are required to seek clearance as specified in the Company’s Procedures and Guidelines Governing Securities Trades by Company Personnel. Covered Executives are also expected to comply with all relevant securities regulations at the time of any sale of Company stock.

The multiple of salary or dollar amount that represents a Covered Executive’s Stock Ownership Requirement will not change as a result of any fluctuations in the market price of the Company’s common stock or in the event of a stock split, reverse stock split, stock dividend or similar change in the Company’s capital structure.

Once a year, the Compensation Committee will review ownership levels of Covered Executives against these Guidelines as of fiscal year-end.  Failure to meet or, in unique circumstances, to show sustained progress toward meeting the above ownership requirements may result in a reduction in future long-term incentive equity grants, and/or payment of future annual and/or long-term cash incentive payouts in the form of stock.

4.  Prohibited Transactions

Covered Executives are prohibited from speculating in the Company's stock, including the use of short sales, "sales against the box" or any equivalent transaction involving the Company's stock. In addition, Company Executives who are subject to the Company's stock ownership requirements may not engage in any other hedging transactions, such as "cashless" collars, forward sales, equity swaps and other similar or related arrangements, with respect to the shares that they hold in satisfaction of those ownership requirements.

5.  Exceptions

There may be instances where these Executive Stock Ownership Guidelines would place a severe hardship on a Covered Executive.  In such instances, the Governance Committee will make the final decision as to developing an alternative stock ownership guideline for the Covered Executive that reflects both the intention of these Executive Stock Ownership Guidelines and the personal circumstances of the Covered Executive.

6.  Administration

The Compensation Committee will review stock ownership levels at least annually. The Compensation Committee reserves the right to modify or amend these guidelines at any time.